SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

( )	Preliminary Information Statement	( )	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

(X)	Definitive Information Statement

COATES INTERNATIONAL, LTD.

(Name of Registrant As Specified In Charter)

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COATES INTERNATIONAL, LTD.

Highway 34 & Ridgewood Road

Wall Township, New Jersey 07719

(732) 449-7717

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

To Our Stockholders:

We are writing to advise you that certain common and preferred stockholders, owning approximately 83.5% of combined voting power of the common and preferred stock, by written consent in lieu of a stockholders' meeting have approved (1) the authorization in advance for the board of directors to declare at some indefinite point in the future a reverse stock split at such time as the board of directors determines in its sole discretion, is appropriate, at an exchange ratio to be selected by the board of directors which shall be in the range of from not less 1-for-5 and not more than 1-for-200, while maintaining the current amount of shares of common stock and preferred stock that are presently authorized (“the Reverse Stock Split”) and (2) the Company’s 2014 Stock Option and Incentive Plan which was previously adopted by the board of directors on May 30, 2014.

The purpose of the majority stockholder action regarding the reverse stock split was to keep all options open and enable the Company to declare a reverse stock split at some indefinite point in the future, if, and only if, the board of directors determines that the market and other conditions for the Company have improved to the point that the reverse stock split is more likely to achieve the intended objectives for such a reverse stock split. We obtained shareholder approval and filed this Information Statement regarding the Reverse Stock Split at this time in order to allow the Company to more quickly enact the Reverse Stock Split when the conditions and timing are optimal.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM STOCKHOLDERS BY WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS UNDER DELAWARE LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE ACTIONS.

No action is required by you.  The accompanying Information Statement is furnished only to inform stockholders of those actions taken by written consent described above before they take effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended.  This Information Statement is first being mailed to you on or about March 12, 2015, and we anticipate the effective date of the proposed actions to be April 1, 2015, or as soon thereafter as practicable in accordance with applicable state and federal law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Copies of this Information Statement are expected to be mailed on or about March 12, 2015, to the holders of record on the Record Date of our outstanding shares. The matters that are subject to approval of the Stockholders will not be completed until at least 20 calendar days after the initial mailing of this Information Statement. This Information Statement is being delivered only to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our capital stock held of record and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

March 12, 2015	Very truly yours,

/s/ George J. Coates
George J. Coates, President

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

Coates International, Ltd.

2100 Highway 34 & Ridgewood Road

Wall Township, NJ 07719

 (732) 449-7717

INFORMATION STATEMENT

(Definitive)

March 12, 2015

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.0001 per share (the “Common Stock”), of Coates International, Ltd., a Delaware Corporation (the “Company”), to notify such Stockholders of the following:

1.	The majority stockholder of the Company, George J. Coates has consented to the authorization in advance for the board of directors to declare at some indefinite point in the future a reverse stock split at such time as the board of directors determines, in its sole discretion, is appropriate, at a conversion ratio to be selected by the board of directors which shall be in the range of from (a) one new post-split share of common stock for 5 old pre-split shares of common stock (a 1:5 ratio) to (b) one new post-split share of common stock for 200 old pre-split shares of common stock (a 1:200 ratio). No fractional shares will be issued. Accordingly, any shareholder whose old, pre-split shares of common stock to be exchanged upon any such reverse stock split, are not exactly exchangeable into new, post-split shares of common stock, would be paid in cash in lieu of being issued fractional shares for any remaining portion of old, pre-split shares not exchangeable. The resulting fraction of a new, post-split share represented by the number of shares left over will be multiplied by a value per new, post-split share of common stock to be declared by the board of directors at the time of making the resolution to proceed with the reverse stock split. Such resulting amount shall be paid in cash in lieu of any issuing any fractional shares. This authorization shall remain in force until revoked by a corporate action consented to by the majority stockholder or by a vote of the stockholders. THIS ACTION DID NOT DECLARE A REVERSE STOCK SPLIT.

2.	Adoption of the Company’s’ 2014 Stock Option and Incentive Plan which was previously adopted by the board of directors on May 30, 2014.

The Majority Stockholder approved these actions by written consent in lieu of a special meeting of stockholders on March 2, 2015 in accordance with the Delaware General Corporation Law. Accordingly, your consent is not required and is not being solicited in connection with the approval of these actions.

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the holder of the majority of the outstanding voting capital stock of the Company.

AUTHORIZATION OF THE BOARD OF DIRECTORS TO DECLARE A REVERSE STOCK SPLIT

On March 2, 2015, in accordance with Delaware general corporation law, George J. Coates, majority stockholder of the Company consented to the following corporate actions in lieu of convening a special meeting of stockholders of the Company:

Authorization in advance for the board of directors to declare at some indefinite point in the future a reverse stock split at such time as the board of directors determines in its sole discretion, is appropriate, at an exchange ratio to be selected by the board of directors which shall be in the range of from (a) one new post-split share of common stock for 5 old pre-split shares of common stock (a 1:5 ratio) to (b) one new post-split share of common stock for 200 old pre-split shares of common stock (a 1:200 ratio). THIS ACTION DID NOT DECLARE A REVERSE STOCK SPLIT.

Authorization of the board of directors to declare the effective date and a price per whole new post-split share of common stock (the “New Share Declared Value”) to serve as the basis for paying cash in lieu of issuing any fractional new post-split shares of common stock.

Reasons for the Reverse Stock Split

The reasons for the above corporate action taken by the majority stockholder of the Corporation is to expedite the process and timeframe for effecting a reverse stock split at some point in the future should the board of directors determine an appropriate time for declaring a reverse stock split. The management of the Company and the majority stockholder believe that a reverse stock split at the appropriate time would be beneficial to the Company because such action would reduce the number of shares outstanding, increase the trading price per share, thereby increasing the likelihood that the Corporation would qualify for the listing requirements of OTCQB or other trading platforms and improve earnings per share ratios should the Corporation be able to operate profitably in the future.

The Board also believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split will affect all of the Company’s common stock shareholders uniformly and will not affect any common shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described herein. The number of shareholders of record will also not be affected by the Reverse Stock Split.

ADOPTION OF THE COMPANY’S 2014 STOCK OPTION INCENTIVE PLAN

The Company’s 2014 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Company’s Board of Directors in May 30, 2014, subject to stockholder approval.  The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any.  Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive Stock Options (“non-statutory options”), restricted stock and other stock-based awards.  Incentive stock options may be granted only to employees of the Company.  A total of 50,000,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the Stock Plan.  The maximum number of shares with respect to which awards may be granted to any employee under the Stock Plan shall not exceed 25% of that number.

The Stock Plan is administered by the Board of Directors and the Compensation Committee.  Subject to the provisions of the Stock Plan, the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of Common Stock subject to the award.  Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of Common Stock or by any other method approved by the Board or Compensation Committee.  Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof.  Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

The Stock Plan Agreement is incorporated by reference from the Company’s Form S-1 filed with the Securities and Exchange Commission on August 19, 2014.

VOTE REQUIRED TO APPROVE THE PROPOSAL

As of the Record Date, there were 511,800,000 shares of Common Stock issued and outstanding, 50,000 shares of Series A Preferred Stock issued and outstanding and 861,694 shares of Series B Convertible Preferred Stock issued and outstanding. Each share of Common Stock is entitled to one vote, each share of Series A Preferred Stock is entitled to 10,000 votes, and each share of Series B Convertible Preferred Stock is entitled to 1,000 votes. For the approval of the Reverse Stock Split and the Company’s 2014 Stock Option Incentive Plan, 936,747,001 votes are required.

CONSENTING STOCKHOLDERS

On the Record Date, George Coates held 260,478,268 shares of Common Stock, 50,000 shares of Series A Preferred Stock and 799,236 shares of Series B Convertible Preferred Stock, entitling him 1,559,714,268 votes or 83.5% of the total number of votes outstanding. On March 2, 2015, Mr. Coates approved the Reverse Stock Split and the Company’s 2014 Stock Option Incentive Plan by written consent in lieu of a stockholders' meeting.

Under Section 14(c) of the Exchange Act, the transactions cannot become effective until the expiration of the 20-day Period.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the Delaware General Corporation Law, the Company’s articles of incorporation consistent with above or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

       The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2013;
2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;
3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014; and
4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

Dated: March 12, 2015

By Order of the Board of Directors

/s/ George J. Coates
George J. Coates Chairman of the Board of Directors, President and Chief Executive Officer